Filed Pursuant to Rule 433

Registration No. 333-144828

Kimberly-Clark Corporation

$450,000,000 Floating Rate Notes due July 30, 2010

$950,000,000 6.125% Notes due August 1, 2017

$700,000,000 6.625% Notes due August 1, 2037

PRICING TERM SHEET

Dated July 25, 2007

Floating Rate Notes due July 30, 2010

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$450,000,000

Maturity Date:	July 30, 2010

Reference Benchmark:	3-month LIBOR (Reuters LIBOR01)

Spread to Reference

Benchmark:	10 bps

Interest Payment Dates:	Quarterly on the last day of January, April, July and October, commencing October 31, 2007

Price to Public:	100% of the principal amount

Redemption:	The notes will not be redeemable prior to maturity.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	July 30, 2007

CUSIP:	494368 BA0

Anticipated Ratings:	A2 (Stable) by Moody’s Investors Service, Inc. A+ (Negative Outlook) by Standard & Poor’s Ratings Services A (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Lehman Brothers Inc. J.P. Morgan Securities Inc.

Co-Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

6.125% Notes due August 1, 2017

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$950,000,000

Maturity Date:	August 1, 2017

Coupon:	6.125%

Interest Payment Dates:	Semi-annually on the first day of February and August, commencing February 1, 2008

Price to Public:	99.697% of the principal amount

Benchmark Treasury:	4.500% due May 15, 2017

Benchmark Treasury Yield:	4.896%

Spread to Benchmark Treasury:	127 bps

Yield to Maturity:	6.166%

Optional Redemption:

The notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 25 basis points, plus, in each case, accrued interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	July 30, 2007

CUSIP:	494368 BB8

Anticipated Ratings:	A2 (Stable) by Moody’s Investors Service, Inc. A+ (Negative Outlook) by Standard & Poor’s Ratings Services A (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc. Lehman Brothers Inc. J.P. Morgan Securities Inc.

Co-Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. Incorporated Barclays Capital Inc. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC

6.625% Notes due August 1, 2037

Issuer:	Kimberly-Clark Corporation

Security Type:	Senior Notes

Offering Format:	SEC Registered

Principal Amount:	$700,000,000

Maturity Date:	August 1, 2037

Coupon:	6.625%

Interest Payment Dates:	Semi-annually on the first day of February and August, commencing February 1, 2008

Price to Public:	98.946% of the principal amount

Benchmark Treasury:	4.500% due February 15, 2036

Benchmark Treasury Yield:	5.037%

Spread to Benchmark Treasury:	167 bps

Yield to Maturity:	6.707%

Optional Redemption:

The notes will be redeemable, at the option of Kimberly-Clark Corporation, at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted, on a semi-annual basis, at the applicable treasury rate plus 30 basis points, plus, in each case, accrued interest to the date of redemption.

Change of Control:

Kimberly-Clark Corporation will be required to make an offer to repurchase the notes at a price of 101% of the principal amount plus accrued and unpaid interest upon a Change of Control Repurchase Event.

Expected Settlement Date:	July 30, 2007

CUSIP:	494368 BC6

Anticipated Ratings:	A2 (Stable) by Moody’s Investors Service, Inc.
A+ (Negative Outlook) by Standard & Poor’s Ratings Services
A (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Lehman Brothers Inc.
J.P. Morgan Securities Inc.

Co-Managers:	Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Barclays Capital Inc.
HSBC Securities (USA) Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (No. 333-144828) (including a prospectus and a preliminary prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read each of these documents and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Lehman Brothers Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.

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